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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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LAWSON SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 22, 2003

Dear Stockholder:

        You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Lawson Software, Inc. to be held at Touchstone Energy Place, Meeting Room 10, 175 West Kellogg Boulevard, St. Paul, Minnesota, commencing at 10:00 a.m. Central Standard Time on Thursday, October 30, 2003.

        The Secretary's formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. During the meeting, time will be provided for a review of the activities of the past year and items of general interest about the Company.

        As a convenience to stockholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To view the meeting via webcast, go to the Company's web site at http://www.lawson.com/investor and follow the webcast link at the top of that page. Please plan to be at the web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

        Whether or not you plan to attend the meeting, we urge you to vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope as promptly as possible. You also may vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 4:00 p.m. Eastern Standard Time (3:00 p.m. Central Standard Time) on October 29, 2003. If you do attend the meeting, you may at that time revoke any proxy previously given and vote in person, if desired.

Sincerely,

John J. Coughlan President and Chief Executive Officer

LAWSON SOFTWARE, INC.
380 Saint Peter Street
St. Paul, Minnesota 55102-1302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on October 30, 2003

        NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Lawson Software, Inc. (the "Company") will be held at Touchstone Energy Place, Meeting Room 10, 175 West Kellogg Boulevard, St. Paul, Minnesota, commencing at 10:00 a.m. Central Standard Time on Thursday, October 30, 2003 for the following purposes:

  1.
  To elect eight directors for the fiscal year ending May 31, 2004;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending May 31, 2004; and

  3.
  To transact such other business as may properly be brought before the meeting.

        The Board of Directors has fixed September 12, 2003 as the record date for the meeting. Only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

        As a convenience to stockholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To view the meeting via webcast, go to the Company's web site at http://www.lawson.com and click on the "investor relations" button, followed by the webcast link at the top of that page. Please plan to be at the web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

        Your vote is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, we urgently request you to mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 4:00 p.m. Eastern Standard Time (3:00 p.m. Central Standard Time) on October 29, 2003. The proxy may be revoked by you at any time prior to the meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors,

Bruce B. McPheeters, Secretary

St. Paul, Minnesota
September 22, 2003

LAWSON SOFTWARE, INC.
380 Saint Peter Street
St. Paul, Minnesota 55102-1302

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
October 30, 2003

SOLICITATION AND REVOCABILITY OF PROXY

        The enclosed proxy is being solicited on behalf of the Board of Directors of Lawson Software, Inc. (the "Company") for use at our 2003 Annual Meeting of Stockholders to be held on October 30, 2003 at 10:00 a.m Central Standard Time. The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, some of our officers and regular employees may solicit the return of proxies by telephone, telegram, facsimile or personal interview but will receive no special compensation for these services. Additionally, we may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting materials to their principals, in which case we will reimburse them for their reasonable out-of-pocket expenses.

        Only stockholders of record at the close of business on September 12, 2003 will be entitled to notice of and to vote at the annual meeting. At September 12, 2003, 98,497,834 shares of our common stock, par value $0.01, were issued and outstanding. Each share is entitled to one vote. A stockholder executing a proxy retains the right to revoke the proxy by notice in writing to the Secretary of the Company at any time prior to its use, by filing a duly executed proxy bearing a later date with the Secretary of the Company, by submitting a new proxy by telephone or through the Internet or by revoking the proxy at the annual meeting and voting in person. Proxies in the accompanying form which are properly executed, duly returned and not revoked will be voted in the manner specified. If a proxy is properly executed but does not specify any or all choices on it, the proxy will be voted as follows: (a) in favor of the election of the eight nominees for director as described in this proxy statement; (b) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company; and (c) in the discretion of the persons named in the proxy, as to such other matters as may properly come before the meeting and as to which we did not have knowledge prior to April 30, 2003.

        If an executed proxy is returned and the stockholder has voted "withhold" or "abstain" on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be considered to have been voted in favor of the matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to specified shares to vote on one or more matters, such shares will be considered represented at the meeting for purposes of determining a quorum but not represented at the meeting for purposes of calculating the vote with respect to such matter or matters.

        Our address is 380 St. Peter Street, St. Paul, Minnesota 55102-1302. Our telephone number is (651) 767-7000. The mailing of this proxy statement and form of proxy will commence on or about September 30, 2003.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Security Ownership of Principal Stockholders

        The following table sets forth information concerning beneficial ownership of our common stock by persons who are known by us to own more than five percent of our common stock outstanding as of August 31, 2003, except as noted below. Except as otherwise noted, the named holders have sole voting and investment power with respect to those shares shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Lawson Software, Inc., 380 Saint Peter Street, St. Paul, Minnesota 55102-1302.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)	% of Class
John J. Cerullo(1)	19,381,500	19.7%
H. Richard Lawson(2)	16,591,784	16.9
William B. Lawson, Sr.(3)	6,681,558	6.8
TA Associates, Inc.(4)	7,737,238	7.9

(1)
We have relied upon the information supplied by John J. Cerullo, and Geraldine F. Cerullo, in a Form 4 furnished to the Securities and Exchange Commission reporting information as of July 15, 2003. Of the shares reported, 14,971,500 shares held by the Cerullo Family Partnership and 4,410,000 shares held by the JGC Investments Limited Partnership are jointly beneficially owned by John J. Cerullo and Geraldine F. Cerullo, each having shared voting and investment power with respect to 19,381,500 shares.

(2)
Lawson Family Investment Company, Ltd. has sole voting and investment power with respect to 13,402,213 shares, and H. Richard Lawson and Patricia Lawson have shared voting and investment power with respect to 16,591,784 shares, of which 13,402,213 shares are held by Lawson Family Investment Company, Ltd. and 3,189,571 shares are held by H. Richard Lawson and Patricia Lawson as tenants in common.

(3)
We have relied upon the information supplied by William B. Lawson Sr. in a Schedule 13G furnished to us reporting information as of December 31, 2002. Of the shares reported, (a) Lawson Family Limited Partnership has sole voting and investment power with respect to 6,306,671 shares, (b) William B. Lawson, Sr. and Ruth Lawson have shared voting and investment power with respect to 6,333,174 shares, of which 6,306,671 shares are held by Lawson Family Limited Partnership and 26,503 shares are held by Lawson Management LLC, (c) William B. Lawson, Sr. has sole voting and investment power with respect to 176,692 shares and (d) Ruth Lawson has sole voting and investment power with respect to 171,692 shares.

(4)
We have relied upon the information supplied by affiliates of TA Associates, Inc. in a Schedule 13G furnished to us reporting information as of February 15, 2002. Of the shares reported, (a) TA IX L.P. has sole voting and investment power with respect to 6,054,177 shares, (b) TA/Atlantic and Pacific IV L.P. has sole voting and investment power with respect to 1,513,544 shares, (c) TA Investors LLC has sole voting and investment power with respect to 121,083 shares and (d) TA Executives Fund has sole voting and investment power with respect to 48,434 shares.

Security Ownership of Directors, Director Nominees and Executive Officers

        The following table sets forth the number of shares of our common stock beneficially owned at August 31, 2003 by each of our directors, each director nominee and each of our executive officers named in the Summary Compensation Table included in this Proxy Statement under the caption "Executive Compensation and Other Information" below, and all of our directors, director nominees and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days after August 31, 2003 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them. The principal address of each of the stockholders below is c/o Lawson Software, Inc., 380 Saint Peter Street, St. Paul, Minnesota 55102-1302.

Name and Address of Beneficial Owner	Number of Shares Held	Options Exercisable Within 60 Days	Total	% of Outstanding Shares
H. Richard Lawson(1)	16,591,784	—	16,591,784	16.9%
John J. Coughlan	38,641	2,342,562	2,381,203	2.4
Robert G. Barbieri	7,257	627,867	635,124	*
James F. DeSocio	27,776	460,476	488,252	*
Dean J. Hager	7,148	413,285	420,433	*
Eric C. Morgan	26,291	384,273	410,564	*
David J. Eskra	—	50,000	50,000	*
David R. Hubers	27,740	32,260	60,000	*
Thomas G. Hudson	13,870	46,130	60,000	*
Richard D. Kreysar	—	60,000	60,000	*
David S. B. Lang(2)	21,673	—	21,673	*
Michael A. Rocca	5,000	50,000	55,000	*
All directors, director nominees and executive officers as a group (13 persons)	16,768,677	4,769,361	21,538,038	21.9

*
Represents less than 1% of the total shares outstanding.

(1)
Represents 13,402,213 shares held by Lawson Family Investment Company, Ltd. and 3,189,571 shares held by H. Richard Lawson and Patricia Lawson as tenants in common.

(2)
Mr. Lang is a principal of TA Associates, Inc. and may be considered to have beneficial ownership of TA Associates, Inc.'s interest in us. Mr. Lang disclaims beneficial ownership of all such shares, except to the extent of 21,673 shares that he owns through TA Investors LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and specified officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on our review of the copies of these reports received by us or written representations from reporting persons, we believe that during the fiscal year ended May 31, 2003, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% stockholders were complied with in a timely manner, except for one Form 4 report for Mr. Coughlan which was filed on February 5, 2003, one day after the due date because of an administrative delay in receiving the sale information from the brokerage firm for the reported sale of 8,136 shares.

Item 1: ELECTION OF DIRECTORS

        Our Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the Board of Directors, not to exceed twelve directors. The Board of Directors has currently fixed the number of directors at eight. The Certificate of Incorporation also provides that each director shall be elected each year by the stockholders at the annual meeting of stockholders, to hold office for a term of one year and until a successor is elected and qualified, or until the earlier death, resignation or removal of the director.

        The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is necessary to elect each nominee.

        Unless authority for one or more of the nominees is withheld, proxies will be voted FOR the election of each of Messrs. Coughlan, Eskra, Hubers, Hudson, Kreysar, Lang, Lawson and Rocca.

        We have no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

Current Director Nominees

        John J. Coughlan, age 44, has served as our chief executive officer since February 2001, our president since March 2000 and one of our directors since April 2000. From March 2000 until February 2001, Mr. Coughlan also served as our chief operating officer. From 1987 until March 2000, Mr. Coughlan worked for us in various capacities, including as executive vice president of the healthcare business unit and most recently as executive vice president of field operations and marketing.

        David J. Eskra, age 62, has served as one of our directors since October 2002. Mr. Eskra is currently a private investor in technology companies. From 1994 until his retirement in January 2003, Mr. Eskra was a partner with ES Technology, a technology investment partnership. Mr. Eskra was president, from 1992 to 1993, and a director, from 1992 to 1994, of Duplex Products, a business forms company sold to Reynolds & Reynolds in 1994. From 1979 to 1991, Mr. Eskra was President and Chief Executive Officer of Pansophic Systems, Inc., a provider of change management and data retrieval software, sold to Computer Associates International, Inc. in 1991.

        David R. Hubers, age 60, has served as one of our directors since April 2001. From 1965 until his retirement in March 2001, Mr. Hubers was employed by American Express Financial Advisors Inc., a financial services company, serving most recently as its chairman and chief executive officer since 1993. Mr. Hubers is a director of Chronimed, Inc., a pharmaceutical distribution company. In addition, he serves on the boards of a number of non-profit organizations.

        Thomas G. Hudson, age 57, has served as one of our directors since June 2001. Mr. Hudson has served as president and chief executive officer of Computer Network Technology Corporation, a designer and manufacturer of high-speed computer networking equipment, since June 1996. He has served as one of its directors since August 1996 and as its chairman of the board since May 1999. Mr. Hudson also has served as acting general manager of Propelis Software, Inc., one of its subsidiaries, since November 1999. From 1993 until June 1996, Mr. Hudson served as senior vice president of McGraw Hill Companies, a leading information service provider, serving as general manager of its F.W. Dodge division, and as senior vice president, corporate development. From 1968 until 1993, Mr. Hudson served in a number of management positions at IBM, serving most recently as vice president, services sector division. Mr. Hudson's IBM career included varied product development, marketing and strategic responsibilities for IBM's financial services customers and extensive international and large systems experience. In 1990, Mr. Hudson attended the Harvard Advanced Management Program.

        Richard D. Kreysar, age 47, has served as one of our directors since April 2001. From June 1998 until his retirement in January 2001, he was president and chief executive officer of Accrue Software, Inc., a publicly held provider of e-business analytic solutions for customer web sites. From January 1997 to May 1998, Mr. Kreysar taught mathematics at the secondary level. From January 1995 to January 1997, Mr. Kreysar was the general manager and vice president of operations at Network Associates, Inc., an enterprise security software company, and from January 1994 to January 1995 he was executive vice president of marketing and sales for Open Vision, a UNIX systems management software company. From June 1985 to December 1993, Mr. Kreysar was vice president of marketing and sales at Computer Associates International, Inc., an enterprise software company.

        David S. B. Lang, age 36, has served as one of our directors since March 2001. Since August 1990, Mr. Lang has been employed by TA Associates, Inc., a private equity investment firm, where he currently serves as a principal.

        H. Richard Lawson, age 59, is one of our founders and has been one of our directors and an executive officer since our inception in 1975. Mr. Lawson has served as the chairman of our board of directors since February 2001. From March 2000 until February 2001, Mr. Lawson was our chief executive officer. Prior to that time, Mr. Lawson served as our president and chief operating officer from October 1998 until March 2000 and our chairman from June 1996 until October 1998.

        Michael A. Rocca, age 58, has served as one of our directors since February 2003. From 1994 until his retirement in October 2000, Mr. Rocca was Senior Vice President and Chief Financial Officer of Mallinckrodt Inc., a $2.7 billion manufacturer of specialty healthcare products. From 1966 to 1994 Mr. Rocca was employed by Honeywell Inc. where he held a number of positions serving as Vice President and Treasurer from 1992 to 1994 and Vice President Finance Honeywell Europe in Brussels, Belgium from 1992 to 1994. Mr. Rocca is a director of Ligand Pharmaceuticals Inc., an emerging specialty pharmaceutical company.

        The Board of Directors held five meetings during the last fiscal year. We have three Committees of the Board, including the Audit Committee, Compensation Committee and Corporate Governance Committee. Each member will continue to serve on the listed committee through the 2003 Annual Meeting of Stockholders. Each director nominee attended more than 75% of the meetings of the Board and Committees of the Board of which they were members during fiscal 2003.

        The Audit Committee consists of Messrs. Hubers, Eskra, Lang and Rocca. Mr. Hubers is the chairman. The Audit Committee is responsible for providing oversight of the financial functions of the Company, including financial reporting and external auditing (including appointment of the independent auditors), our program to address ethical business practices and our system of financial controls. The Audit Committee operates under a written charter. The Audit Committee met four times during fiscal 2003. All current members of the Audit Committee are independent as defined in the Nasdaq rules and as set forth in Section 10A (m) (3) of the Securities and Exchange Act of 1934, as amended.

        The Compensation Committee consists of Messrs. Kreysar and Hudson. Mr. Kreysar is the chairman. The Compensation Committee makes recommendations to the Board of Directors concerning executive compensation, stock option programs and administers our equity-based benefit plans. The Compensation Committee operates under a written charter. The Compensation Committee met three times during fiscal 2003.

        The Corporate Governance Committee, which was formed in December 2002, consists of Messrs. Hudson and Kreysar. Mr. Hudson is the chairman The Corporate Governance Committee is responsible for identifying and recommending individuals qualified to become members of the Board of Directors and to oversee our corporate governance. The Corporate Governance Committee operates under a written charter and administers our corporate governance guidelines. The Corporate Governance Committee met one time during fiscal 2003.

Compensation of Directors

        Our non-employee directors, excluding Mr. Lang, receive an annual fee of $25,000, plus $500 for each telephonic meeting, for their service to our board. Non-employee directors also receive a $7,500 annual cash stipend for chairing a committee. Our directors receive reimbursement of board-related expenses. We provide each of our directors personal umbrella liability insurance coverage at an annual premium cost to us of approximately $2,300 per director. We also permit non-employee directors to participate in our 2001 and 1996 Stock Incentive Plans, as described below, to the extent authorized by the board of directors. The non-employee directors, excluding Mr. Lang, currently receive an initial stock option grant to purchase 40,000 shares of common stock when they are first elected or appointed to the board and an annual stock option grant to purchase 10,000 shares, in each case at an exercise price equal to the fair market value of our common stock on the date of the grant, as determined by our board of directors. These stock options have a 10-year term and are immediately exercisable. The stock options granted to non-employee directors before fiscal 2003 remain exercisable after a person is no longer a director. With respect to stock options granted to non-employee directors after June 1, 2002, if a person is no longer a director (other than due to death, disability, retirement or other certain events), we may repurchase a portion of the shares previously issued upon exercise of those stock options. Our repurchase right generally expires in monthly increments of 1/48th of the shares, commencing one year after grant for new directors and approximately one month after grant for persons who have been a director for at least six months before the date of the grant.

COMPENSATION COMMITTEE REPORT

        This report of the Compensation Committee of the Company's Board of Directors describes the actions of the Committee for the fiscal year ended May 31, 2003.

Overview and Philosophy

        The Compensation Committee of the Board of Directors is responsible for our executive compensation philosophy and major compensation policies. The Compensation Committee also is responsible for determining all aspects of the compensation paid to our chief executive officer and other executive officers that have significant revenue responsibilities and broad policy making authority. The Committee also administers the Company's stock plans, except to the extent that such responsibilities have been retained by the Board or delegated to management. The Compensation Committee is comprised entirely of outside, independent directors.

        The primary objectives of our executive compensation program are to:

  •
  Provide compensation that will attract, retain and motivate a superior executive leadership team;

  •
  Motivate our executives to achieve important performance goals; and

  •
  Align the interests of our executive officers with those of our stockholders.

        Our executive compensation program is designed to align executive performance with the financial and strategic objectives of the Company, and to reward executive management for the successful performance of these objectives. Therefore, a significant portion of these employees' total compensation is performance-based.

        To assist in performing its duties and to enhance its objectivity and independence, the Committee may, from time to time, obtain advice and/or recommendations of an outside compensation consultant. In addition, the Compensation Committee may request independent compensation survey data and/or proxy information from other software and/or high tech companies for comparison purposes. Generally, our chief executive officer provides recommendations for compensation changes to the Compensation Committee for its review.

        The following discussion describes our approach to executive compensation. The Compensation Committee retains the right to consider factors other than those described below in setting executive compensation levels for individual officers.

Total Compensation Elements

Base Salary

        Base salaries are reviewed annually. In determining an executive's annual base salary, the Compensation Committee takes into account the executive's level of responsibility, experience and performance in relation to that of the Company and the appropriate market comparison group. Base salaries are generally targeted at the 50th percentile of executive base salaries for the appropriate market comparison group. For fiscal 2003, the Company froze base salaries for all employees, unless an employee assumed a different position within the Company.

Incentive Compensation

        The incentive compensation for our executive officers is principally derived from our Executive Leadership Results Plan ("ELRP"). The ELRP is a cash-based incentive plan designed to reward the executive officers for performance based on the achievement of annual and quarterly Company performance goals for fiscal 2003. Generally, incentive compensation targets under the ELRP are designed, if all of the performance measures are achieved, to target the 75th percentile of total cash compensation for the appropriate market comparison group. The target incentive compensation amount is also determined by reviewing the executive's level of responsibility, experience and performance. For fiscal 2003, the Company froze all target incentive compensation amounts under the ELRP, unless an employee assumed a different position within the Company.

        At the beginning of fiscal 2003, the Compensation Committee approved the ELRP's measurement criteria for that fiscal year. The financial targets are based on Company performance goals established during the year. The Company must meet operating margin targets for a period before any incentive plan payments are earned for that period under the ELRP for fiscal 2003. If that goal is met, then participants are eligible for incentive payments under the ELRP based on the appropriate criteria, time periods, and thresholds. Under the plan, individuals may receive incentive payments above the target if the Company exceeds certain performance measures. If the minimum operating margin target is not met for a period, then no incentives are paid out for the applicable time period under the ELRP for fiscal 2003.

Long-Term Incentives

        Executives are also eligible to receive grants under the Company's stock incentive plans, which are administered by the Compensation Committee. In fiscal 2003, the Company granted stock options to executive officers and certain other employees under the Company's stock incentive plans. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that stock options motivate executive officers to manage the Company in a manner that is consistent with stockholder interests. The stock options granted in fiscal 2003 generally vest and become fully exercisable over a four-year period, subject to acceleration upon certain events. However, the Board has authority to grant options with differing vesting periods. The principal subjective factors considered in granting stock options to executive officers of the Company include prior performance, level of responsibility, other compensation and the executive officer's ability to influence the Company's long-term growth and profitability.

Chief Executive Officer Compensation

        The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Coughlan's annual base salary of $450,000 and ELRP annual target incentive compensation of $550,000 remained unchanged for fiscal 2003 because of the Company-wide compensation freeze. During fiscal 2003, Mr. Coughlan received a stock option grant for the purchase of 81,000 shares of Company common stock at an exercise price of $5.20 per share, which was the fair market value of the Company's stock at the time of grant in July 2002. In fiscal 2003, Mr. Coughlan earned an incentive of $552,475, under the ELRP based on the operating margin and revenues achieved by the Company.

Tax Deduction Limit

        Current U.S. tax law has a $1 million annual tax deduction limit on compensation a company pays to its chief executive officer and to each of its four other most highly compensated executive officers. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other "performance based" criteria which must be approved by the stockholders (as defined under the Internal Revenue Code and related regulations). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Compensation Committee:
Richard D. Kreysar (Chair) Thomas G. Hudson

STOCK PERFORMANCE GRAPH

        The following graph shows a comparison of cumulative total stockholder returns for our common stock, the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Computer and Data Processing Stocks Index. The graph assumes the investment of $100 on December 6, 2001, the date of our initial public offering. The data regarding our common stock assumes an investment at the initial public offering price of $14.00 per share of our common stock. All values assume reinvestment of the full amount of all dividends and are calculated through May 31, 2003. The performance shown is not necessarily indicative of future performance.

Comparison of Cumulative Total Return
Assumes Initial Investment of $100
Quarterly Compounded Returns through May 2003

Compensation Committee Interlocks and Insider Participation

        Messrs. Kreysar and Hudson are not executive officers of any entities for which any executive officer of the Company serves as a director or a member of the compensation committee, nor have they ever been officers or employees of the Company.

Executive Compensation and Other Information

        The following table sets forth information regarding executive compensation earned during the last three fiscal years with respect to our chief executive officer and the other four most highly compensated executive officers for the fiscal year ended May 31, 2003.

Summary Compensation Table

Long-Term Compensation
Annual Compensation(1)
Name and Principal Position	Fiscal Year				Securities Underlying Options	All Other Compensation(3)
		Salary	Bonus(2)
John J. Coughlan President and Chief Executive Officer	2003 2002 2001	$450,000 450,000 364,583	$552,475 158,400 538,400		81,000 — —	$2,625 2,250 4,313
Robert Barbieri Executive Vice President and Chief Financial Officer	2003 2002 2001	300,000 292,500 226,704	251,125 69,780 338,044	(4)	40,500 — 1,248,300	4,000 3,225 —
James F. DeSocio Executive Vice President	2003 2002 2001	260,000 259,999 252,917	226,013 64,800 258,030		33,750 — 208,050	2,600 3,021 2,779
Dean J. Hager Executive Vice President	2003 2002 2001	260,000 250,000 193,333	226,013 60,480 154,935		33,750 — 346,750	4,000 5,674 5,286
Eric C. Morgan Executive Vice President	2003 2002 2001	260,000 250,000 232,292	226,013 57,600 246,790		33,750 — 69,350	4,000 4,673 2,658

(1)
With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(2)
Represents incentive payments earned under the Executive Leadership Results Plan with respect to performance during each respective fiscal year but paid in part following the end of each such respective fiscal year.

(3)
All other compensation consists of discretionary matching contributions to our 401(k) plan on behalf of each named executive officer.

(4)
Includes a one-time hiring bonus of $50,000, which Mr. Barbieri received upon joining Lawson in August 2000.

Stock Option Grants in Last Fiscal Year

        The following table sets forth the stock options granted to our named executive officers during the fiscal year ended May 31, 2003:

						Potential Realizable Value at Assumed Annual Rates of Stock price Appreciation for Options Term
		Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year
Name				Exercise Price ($/Share)	Expiration Date
	Grant Date					5%	10%
John J. Coughlan	07/15/02	81,000	2.3%	$5.20	07/15/12	$264,870	$670,680
Robert G. Barbieri	07/15/02	40,500	1.7	5.20	07/15/12	132,435	335,340
James F. DeSocio	07/15/02	33,750	1.0	5.20	07/15/12	110,363	279,450
Dean J.Hager	07/15/02	33,750	1.0	5.20	07/15/12	110,363	279,450
Eric C. Morgan	07/15/02	33,750	1.0	5.20	07/15/12	110,363	279,450

        The options shown in the above table were granted at an exercise price equal to the fair market value of our common stock on the date of grant and will expire 10 years from the date of grant, unless earlier terminated. Options granted to the named executive officers during fiscal 2003 vest monthly over four years from the grant date, subject to acceleration upon certain events. During fiscal 2003, we granted options to purchase a total of 3,492,359 shares of common stock to our employees.

        Potential realizable values are calculated by:

  •
  Multiplying the number of shares of common stock subject to a given option by the market price on the date of the grant;

  •
  Assuming that the amount derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

  •
  Subtracting from that result the total option exercise price.

        The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future common stock prices. As of May 31, 2003, the closing price of our common stock was $5.09 per share.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth the number and value of options exercised by our named executive officers during the fiscal year ended May 31, 2003, as well as the number and value of securities underlying unexercised options held as of May 31, 2003.

Aggregated Option Exercises in Fiscal Year Ended May 31, 2003
and Fiscal Year-End Option Values

			Numbers of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-the Money Options at Year-End(1)
Name	Number of Shares Acquired
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
John J. Coughlan	128,750	$608,189	2,380,124	65,813	$7,106,183	—
Robert G. Barbieri	—	—	504,602	784,198	1,323,426	$1,997,385
James F. DeSocio	107,414	495,967	425,066	194,632	1,432,778	438,508
Dean J. Hager	—	—	343,277	246,105	907,421	526,674
Eric C. Morgan	78,704	395,868	325,478	236,242	902,400	556,801

(1)
The value of the unexercised options is determined by multiplying the number of shares underlying the options by the difference between the exercise price of the options and the fair market value of our common stock of $5.09 per share as of May 31, 2003.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

        The following table provides information as of May 31, 2003 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	20,772,092		$2.82	55,964,211	(1)
Equity Compensation Plans Not Approved by Stockholders	2,288,550	(2)	4.64	—

Total	23,060,642		3.00	55,964,211

(1)
Includes: (a) 4,988,758 shares remaining for future awards under the 1996 Stock Incentive Plan; (b) 31,540,201 shares remaining for future awards under the 2001 Stock Incentive Plan, provided that the total awards under that plan during any fiscal year may not exceed the lower of 5,000,000 shares or 5% of the outstanding common stock of the Company and (c) 19,435,252 shares remaining for future issuance under the 2001 Employee Stock Purchase Plan.

(2)
Includes: (a) 1,040,250 shares issuable upon exercise of a four-year warrant granted to a strategic partner in January 2000 and assigned to an investment fund in May 2003 and (b) 1,248,300 shares issuable upon exercise of a five-year warrant granted to a customer in July 2000.

Employment Agreements—Agreements with Certain Executives and Directors

        On February 15, 2001, we entered into separate employment agreements with John J. Coughlan and Robert G. Barbieri which establish the executives' compensation level and eligibility for salary increases, bonuses, benefits and option grants under our stock option plans. The agreements may be terminated either by us or the executive at any time, with or without cause. If we terminate the executive's employment without cause or if executive terminates his employment for good reason, as defined in the agreement, we are responsible for paying the executive severance benefits equal to 100% of his annual base salary and target incentive compensation at the time of termination and honoring obligations under certain benefit and option plans as provided in the agreement. The agreement also contains a provision restricting the executive's ability to compete with us for a period of one year following termination of employment under certain circumstances, if the severance benefits are paid.

        On August 11, 2003, we entered into separate change of control agreements with James F. DeSocio, Dean J. Hager and Eric C. Morgan, which provide a compensation and benefit arrangement in the event employment is terminated as a result of a change in control of the Company. The agreement provides a severance benefit equal the executive's current annual base salary, outplacement service and payment of certain other benefits.

        We have entered into an agreement with David S. B. Lang that requires us to indemnify Mr. Lang for expenses and liabilities incurred by Mr. Lang in any proceeding by reason of his status as a director with us to the extent permitted by Delaware law and as authorized in our certificate of incorporation.

Certain Transactions

        During fiscal 2003, we utilized the marketing and consulting services of The Chasm Group, a firm for which Geoffrey Moore, a former director of the Company, is a principal. Fees paid to Mr. Moore and The Chasm Group totaled $118,000 for the fiscal year ended May 31, 2003. In addition, we purchased software in the amount of $201,000 from a company for which Mr. Moore is also a director. Mr. Moore resigned as director of the Company on May 19, 2003 and continues to provide consulting services to the Company.

Item 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the year ending May 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1995. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker "non-votes" are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Fees Paid to Independent Auditors

        The following is a summary of fees billed by PricewaterhouseCoopers LLP for audit and other professional services during the fiscal years ended May 31, 2003 and 2002:

	2003	2002
Audit Fees:
Consists of fees incurred for the audit of Lawson's consolidated financial statements for such year, review of Lawson's interim financial statements and review of registration statements. Fiscal 2002 fees include $670,795 relating to Lawson's initial public offering.	$411,364	$1,045,115
Audit Related
Consists of fees incurred for merger and acquisition related services and employee benefit plan audits.	437,631	148,668
Tax
Consists of fees incurred for tax advisory services, including compliance and planning	61,785	259,456
All Other:
Consists of fees incurred for a subscription to an accounting and reporting library.	1,400	1,400

Total All Fees:	$912,180	$1,454,639

        The Audit Committee, after a review and discussion with PricewaterhouseCoopers LLP of the preceding information, determined that the provision of these services was compatible with maintaining PricewaterhouseCoopers LLP's independence.

Audit Committee Pre-Approval Policies and Procedures

        The Audit committee adopted pre-approval policies and procedures for audit and non-audit services in March 2003. Since the date of adoption, all of the services performed by PricewaterhouseCoopers LLP have been approved by the Audit Committee.

Recommendation

        The Board of Directors recommends that you vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending May 31, 2004. Proxies will be voted FOR the proposal unless otherwise specified.

AUDIT COMMITTEE REPORT(1)

        This report of the Audit Committee of the Company's Board of Directors describes the actions of the Committee for the fiscal year ended May 31, 2003. This report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act and shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Lawson specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into such filing.

        The Audit Committee is responsible for retaining the Company's independent auditors and approving the services they will perform. Pursuant to the charter adopted by the Board in 2002, the Audit Committee acts on behalf of the Board of Directors to oversee the Company's financial reporting processes and the adequacy of its internal controls. The Committee reviews financial and operating reports and disclosures, including the Company's reports filed on Forms 10-K and 10-Q. The Committee also reviews the performance of the Company's internal and independent auditors.

        Management is responsible for the reporting processes and preparation and presentation of financial statements and the implementation and maintenance of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of Lawson's audited financial statements to generally accepted accounting principles. The Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors, nor can the Committee certify that the independent auditors are "independent" under applicable rules.

        In connection with the Company's consolidated financial statements for the fiscal year ended May 31, 2003, the Audit Committee has:

  •
  reviewed and discussed the audited financial statements and the fair and complete presentation of the Company's results with management and representatives of PricewaterhouseCoopers LLP, the Company's independent auditors for fiscal 2003;

  •
  discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees);

  •
  received from PricewaterhouseCoopers LLP the disclosures regarding PricewaterhouseCoopers LLP's independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of PricewaterhouseCoopers LLP with representatives of PricewaterhouseCoopers LLP; and

  •
  considered whether PricewaterhouseCoopers LLP's provision of other non-audit services to the Company is compatible with the auditors' independence, and pre-approved fees for audit and non-audit services.

        Based on the review and discussions referred to above, the Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee:
David R. Hubers (Chair) David J. Eskra David S. B. Lang Michael A. Rocca
(1)
The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

        Any stockholder wishing to have a proposal considered for submission at the 2004 Annual Meeting of Stockholders must submit the proposal in writing to the Secretary of the Company at the address indicated above in accordance with all applicable rules and regulations of the Securities and Exchange Commission no later than April 30, 2004.

        Under our Bylaws, a stockholder proposal not included in our proxy statement for the 2004 Annual Meeting of Stockholders is untimely and may not be presented in any manner at the 2004 Annual Meeting of Stockholders unless the Stockholder wishing to make the proposal follows the notice procedures set forth in our Bylaws, including delivering notice of the proposal in writing to the Secretary of the Company at the address indicated on the first page of this proxy statement not later than April 30, 2004.

ANNUAL REPORT TO STOCKHOLDERS

        Our Annual Report on Form 10-K for the fiscal year ended May 31, 2003 is being mailed with this proxy statement.

OTHER MATTERS

        Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement, and we are not presently aware of any matter that may be presented at the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors,

Bruce B. McPheeters, Secretary

Dated: September 22, 2003

LAWSON SOFTWARE, INC.
ANNUAL MEETING OF STOCKHOLDERS OCTOBER 30, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated September 22, 2003, hereby appoints John J. Coughlan and Robert G. Barbieri as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of Common Stock of Lawson Software, Inc. held of record by the undersigned on September 12, 2003, at the Annual Meeting of Stockholders to be held on October 30, 2003 at Touchstone Energy Place, Meeting Room 10, 175 West Kellogg Boulevard, St. Paul, Minnesota, at 10:00 a.m. and any adjournment or postponement thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL NO. 1, AND FOR PROPOSAL NO. 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

/*\ FOLD AND DETACH HERE /*\
Lawson Software, Inc. Annual Stockholders Meeting October 30, 2003, 10:00 a.m.

to be held at
Touchstone Energy Place, Meeting Room 10,
175 West Kellogg Boulevard, St. Paul, Minnesota 55102
Attend Lawson Software's Annual Stockholders Meeting online at www.lawson.com or in person.
You can now access your Lawson Software, Inc. account online.

Access your Lawson Software, Inc. stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, agent for Lawson Software, now makes it easy and convenient to get current information on your stockholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• Make address changes
• View certificate history	• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS—Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

 The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

•  SSN or Investor ID

•  Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.	Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•  SSN or Investor ID

•  PIN

•  Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.	Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•  Certificate History

•  Book-Entry Information

•  Issue Certificate

•  Payment History

•  Address Change

• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
1. ELECTION OF DIRECTORS
FOR all nominees listed (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees(s) below ☐	2.	PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as independent auditors for the fiscal year ending May 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		3.	OTHER BUSINESS
NOMINEE: 01 John J. Coughlan, 02 David J. Eskra, 03 David R. Hubers, 04 Thomas G. Hudson, 05 Richard D. Kreysar, 06 David S.B. Lang, 07 H. Richard Lawson and 08 Michael A. Rocca			The proxies are authorized to vote in their discretion upon such other business as may properly came before the meting.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)				IMPORTANT INFORMATION BELOW The Company requests your consideration to reduce printing and mailing costs.

				By checking the box to the right, I consent to view the Annual Reports and Proxy Statements electronically via the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future shareowner meeting until consent is revoked. I understand that I may revoke my consent at any time by giving written notice to the Corporation.		☐

Signature	Signature	Date
PLEASE SIGN exactly as name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
/*\ FOLD AND DETACH HERE /*\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/lwsn		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at http://www.lawson.com/investor/financials

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held on October 30, 2003
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS October 30, 2003
SOLICITATION AND REVOCABILITY OF PROXY
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Item 1: ELECTION OF DIRECTORS
COMPENSATION COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
Aggregated Option Exercises in Fiscal Year Ended May 31, 2003 and Fiscal Year-End Option Values
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
AUDIT COMMITTEE REPORT(1)
STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS